CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-249631 on Form S-6 of our report dated December 3, 2020, relating to the financial statement of FT 9049, comprising Nasdaq(R) Dividend Achievers 25 Portfolio, Series 22, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 3, 2020